UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HYTEK MICROSYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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YOUR VOTE AT THIS ANNUAL MEETING OF SHAREHOLDERS IS ESSENTIAL!

April 22, 2005

Dear Fellow Shareholder:

Our records indicate that you have not yet voted your shares for the very important 2005 annual meeting of shareholders of Hytek Microsystems, Inc. to be held on May 24, 2005.

Whether or not you plan to attend the meeting, we encourage you to cast your vote using the enclosed proxy as soon as possible.

At the annual meeting, you are being asked to approve the agreement and plan of merger with Natel Engineering Company, whereby a subsidiary of Natel will merge with and into Hytek. You are also being asked to ratify auditors, elect directors and approve an adjournment or postponement of the Hytek annual meeting, if necessary, to solicit additional proxies in favor of the merger proposal.

The Hytek Board has unanimously approved the merger and recommends that Hytek shareholders vote FOR approval of the merger proposal. The Board believes the proposed transaction is in the best interests of shareholders, considering, among other things, the business and financial prospects were Hytek to remain an independent company.

YOUR VOTE IS IMPORTANT!

In order to avoid a potential delay in closing the merger, the holders of at least 75% of the outstanding Hytek shares must vote in favor of the merger. Your vote is crucial, no matter how few or how many shares you may own.

Your failure to vote will have the same result as a vote against the merger, so we urge all shareholders to take a moment now to vote their proxy in favor of the merger proposal.

PLEASE VOTE TODAY!

For your convenience we have enclosed a duplicate proxy card. We hope that we can count on your support for the proposed merger. If you have any questions, or need assistance in voting your shares, we encourage you to call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

We look forward to seeing you at the annual meeting.

Sincerely,

John F. Cole
President and Chief Executive Officer

Hytek Microsystems, Inc., 400 Hot Springs Road, Carson City, NV, 89706 PH (775) 883-0820 FAX (775) 883- 0827